Ex. 23(b)-1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of Francor Financial, Inc. into First Merchants Corporation, of our reports dated January 8, 1999, on Jay Financial Corporation, and January 15, 1999, on Anderson Community Bank, relating to the statements of income, changes in shareholders' equity and cash flows of those organizations for the year ended December 31, 1998, included in First Merchants Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

CROWE, CHIZEK AND COMPANY LLP
April 6, 2001
Indianapolis, Indiana

                                  Ex. 23(b)-1